Exhibit 23

CONSENT OF ERNST & YOUNG LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-106492 on Form S-8, pertaining to the Investment Savings Plan for Employees of Knight-Ridder, Inc. and Certain Subsidiaries, of our report dated April 22, 2004, with respect to the financial statements and schedules of the Investment Savings Plan for Employees of Knight-Ridder, Inc. and Certain Subsidiaries included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP
Ernst & Young LLP

San Jose, California

June 21, 2004